EXHIBIT 99.2

                                             Press Release
                                             Issued 6/9/95
               CSW
Central and South West Corporation

News Release


        Central and South West Corporation terminates merger agreement with El Paso Electric Company, cites breach of agreement and material adverse effects

     Dallas (June 9, 1995)--Central and South West

Corporation (NYSE: CSR) said it notified El Paso Electric

Company today that it is terminating the companies' proposed merger because conditions for completing the agreement have

not been satisfied and because El Paso Electric has breached the merger agreement.

     Central and South West said its board of directors

rejected a May 22 request from El Paso Electric to extend

the merger agreement for six months until December 8.

     "We have used our best efforts to complete the merger,

investing many thousands of hours and millions of dollars,"

said E.R. Brooks, chairman, president and chief executive

officer of Central and South West.  "Our decision to

terminate the merger agreement is in the best interests of

Central and South West's shareholders and customers," Brooks said.

     Under the merger agreement, Central and South West is

permitted to terminate the agreement if conditions for

completing the merger were not satisfied by June 8, 1995.

The company noted that several of the closing conditions had not been satisfied and could not be satisfied by December 8,

including receipt of required state and federal regulatory

approvals.

     In a May 23 letter, Central and South West had warned

El Paso Electric that the utility was in breach of the

merger agreement and that it had 10 days to remedy the

breaches, as required under the merger agreement.

     In a June 1 response, El Paso Electric denied that it

had breached the merger agreement and accused Central and

South West of repudiating and breaching the agreement.

     Central and South West said its decision to terminate

voided the merger agreement with El Paso Electric and the

utility's plan of reorganization, which had been confirmed

by the bankruptcy court on December 8, 1993.  The proposed

merger between Central and South West and El Paso Electric

was announced on May 4, 1993.

     Central and South West Corporation is a public utility

holding company based in Dallas.  It owns Central Power and

Light Company, Public Service Company of Oklahoma,

Southwestern Electric Power Company and West Texas Utilities

Company.  These four subsidiaries provide electric utility

service to 1.6 million customers in Texas, Oklahoma,

Louisiana and Arkansas.

     Central and South West also owns Transok, Inc., an

Oklahoma intrastate natural gas pipeline company, and

several other subsidiaries.

     El Paso Electric Company is an electric utility serving

approximately 268,000 customers in El Paso, Texas, and an

area of the Rio Grande Valley in West Texas and southern New

Mexico as well as wholesale customers located in Southern

California and Mexico.






                            # # #
Media contact: Gerald R. Hunter, manager of external communications for Central and South West Corporation, 214-777-1165.
Financial analyst contact: Sharon R. Peavy, director of investor relations for Central and South West Corporation, 214-777-1277.